UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2005

HUDSON CITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26001 (Commission File Number)	22-3640393 (IRS Employer Identification No.)

80 West Century Road
Paramus, New Jersey 07652
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 967-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

      On June 2, 2005, Hudson City Bancorp, Inc. (the “Company”), the mid-tier holding company that owns Hudson City Savings Bank, issued a press release announcing that it has completed the syndicated offering portion of its second-step conversion. The Company announced that orders for a total of 257,371,701 shares at a purchase price of $10.00 per share were accepted in the syndicated offering, in addition to orders for 135.6 million shares already accepted in the subscription offering portion of its second-step conversion, for a total of 392,980,580 shares to be sold in the subscription offering and syndicated offering combined.

      The Company also announced that, upon the completion of the second-step conversion, the Company will issue additional shares of its common stock to existing public stockholders in a stock split pursuant to which each share of common stock will be split into 3.206 shares. As a result, stockholders of record on the record date will receive an additional 2.206 shares of common stock for each share of common stock they hold immediately prior to completion of the transaction. The record date and payment date for the stock split is the close of business on June 6, 2005 and the Company has been advised by Nasdaq that the ex-dividend date will be June 7, 2005. The Company has received the regulatory, stockholder and depositor approvals necessary to complete the second-step conversion, which is scheduled to close on June 7, 2005.

      A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

      The following exhibits are filed as part of this Report:

      99.1 Press Release, dated June 2, 2005.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON CITY BANCORP, INC.
By:	/s/ Denis J. Salamone
Denis J. Salamone
Senior Executive Vice President and Chief Operating Officer

Dated: June 2, 2005

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated June 2, 2005.